May 5, 2005


Mail Stop 0409

	VIA U.S. MAIL AND FAX (312) 915-1023

Mr. Gailen J. Hull
Vice President
JMB/245 Park Avenue, Inc.
900 N. Michigan Ave.
Chicago, Illinois 60611

Re:	JMB/245 Park Avenue Associates, LTD.
	Form 10-K for the year ended December 31, 2004
      File No. 000-13545

Dear Mr. Hull:

      We have completed our review of your Form 10-K referenced above and have no further comments at this time.


						Sincerely,


Steven Jacobs
						Accounting Branch Chief

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JMB/245 Park Avenue Associates, LTD
April 18, 2005
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